Exhibit 23(h)(5)
SECOND AMENDMENT
TO
COMPLIANCE SERVICES AGREEMENT
     AMENDMENT (“Amendment”) dated as of May 17,2007, between The Coventry Funds Trust (formerly known as Variable Insurance Funds) (the “Trust”), a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS Fund Services Ohio, Inc. (“BISYS”), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, to that certain Compliance Services Agreement dated October 1,2004, (as amended, the “Agreement”), under which BISYS performs compliance services for the Trust.
     WHEREAS, the parties hereto wish to add a Fund to the Agreement and set forth such Fund’s portion of the fees payable under the Agreement.
     NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein set forth, the parties agree as follows:
1.	The EM Capital India Gateway Fund (the “Fund”), a series of the Trust, will be covered by the Agreement.

2.	In consideration of BISYS providing services under the Agreement with respect to the Fund, the Trust will pay BISYS $20,000 annually, plus applicable expenses as provided in the Agreement.

3.	This Amendment shall be effective as of May 1,2007.

4.	This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

5.	Except as expressly set forth herein, all other provisions of the Agreement shall remain unchanged and in full force and effect.

6.	Capitalized terms not otherwise defined in this Amendment have the same meaning as set forth in the Agreement.
* * * * *

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

COVENTRY FUNDS TRUST
By:	/s/ R. Jeffrey Young
	Name:	R. Jeffrey Young
	Title:	President

BISYS FUND SERVICES OHIO, INC.
By:	/s/ Fred Naddaff
	Name:	Fred Naddaff
	Title:	President

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